EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
12/10/07	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

MCDONALD’S MOMENTUM CONTINUES;
GLOBAL COMPARABLE SALES RISE 8.2% IN NOVEMBER

•	U.S. comparable sales increased 4.4% for the month

•	Europe comparable sales increased 10.8% for the month

•	APMEA comparable sales increased 12.0% for the month

OAK BROOK, IL - McDonald’s Corporation announced today that global comparable sales rose 8.2% for the month and 7.0% for year-to-date November. Systemwide sales for McDonald’s restaurants worldwide increased 16.3% in November, or 9.6% in constant currencies.
McDonald's Chief Executive Officer Jim Skinner said, "McDonald’s commitment to evolve the restaurant experience to achieve even greater customer relevance continues to deliver results. Again in November, each area of the world contributed to our strong top-line performance."
In the U.S., comparable sales increased 4.4% for the month as consumers continue to enjoy McDonald’s Premium Roast coffee and breakfast menu selections, compelling Dollar Menu options and convenient restaurant operating hours.
In Europe, positive comparable sales in every market generated a 10.8% increase for the segment in November. Germany, the U.K., and France drove the segment’s results with unique premium burger and chicken innovations and a variety of targeted promotional tie-ins.
In Asia/Pacific, Middle East and Africa, comparable sales rose 12.0% in November, led by strong performance in Japan, Australia and China, as well as double-digit comparable sales increases in many other markets. Growing consumer appetite for meaningful value, expanded menu variety and extended hours fueled the segment’s November results.

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended November 30,	2007	2006	Reported	Currency

McDonald’s Restaurants	8.2	6.2	16.3	9.6
Major Segments:
U.S.	4.4	5.1	5.3	5.3
Europe	10.8	8.4	26.4	12.3
APMEA*	12.0	4.3	24.1	14.7

Year-To-Date November 30,

McDonald’s Restaurants	7.0	5.6	11.9	8.2
Major Segments:
U.S.	4.9	5.0	5.7	5.7
Europe	7.6	5.6	18.3	8.7
APMEA*	10.4	5.6	16.6	13.2

       * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. In November 2007, this calendar shift/trading day adjustment consisted of one more Friday and one less Wednesday compared with November 2006. The resulting adjustment varied around the world, ranging from approximately +0.5% to +0.8%.

Upcoming Communications
Pete Bensen, McDonald’s Chief Financial Officer effective January 1, 2008, will speak at 8:00 a.m. (Eastern Time) at the Cowen and Company 6th Annual Consumer Conference on January 16, 2008. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
McDonald's tentatively plans to release fourth quarter results on January 28, 2008.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. More than 75% of McDonald's restaurants worldwide are owned and operated by franchisees and affiliates. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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